EXHIBIT 10.40

Summary of Employment and Compensation Arrangements of Heather Stark

The following is a summary of Heather Stark’s employment and compensation arrangements with WW International, Inc. (the “Company”) as of March 1, 2023.

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Employer: WW Canada, ULC, a subsidiary of the Company
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Title: Interim Principal Financial Officer
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Effective Date: Ms. Stark assumed the role of Interim Principal Financial Officer, effective December 2, 2022. She was originally hired on December 6, 2010.
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Compensation:
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Base Salary: CAD $580,000.00, payable bi-weekly.
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Annual Performance Bonus: Ms. Stark has an annual, performance-based cash bonus target percentage of 65% of her Base Salary (based solely on the Company’s overall performance).
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Annual Equity Program: Ms. Stark has an annual equity grant target of 50% of her Base Salary, subject to such terms as determined by the Company’s Compensation and Benefits Committee in its sole discretion.
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Registered Retirement Savings Plan (RRSP): WW Canada, ULC matches Ms. Stark’s employee contributions to its RBC group RRSP up to 5% of her eligible earnings (and subject to legislative or other limits on RRSP contributions).
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Wellbeing Allowance: Ms. Stark is eligible to be reimbursed up to CAD $1,300 per annum towards approved wellbeing expenses.
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Paid Time Off Policy: Ms. Stark is entitled to five (5) weeks of vacation and two (2) wellness days per calendar year (subject to local practices and vacation policies).
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Health Care, Dental and Vision Plan: Ms. Stark is eligible for coverage under WW Canada, ULC’s current plan in accordance with the terms of the official plan documents.
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Severance: On involuntary separation without cause, and subject to her execution of the Company’s standard release agreement, Ms. Stark would be subject to a severance package consistent with the Company’s standard practice and in compliance with local law.